									Schedule A

RULE 10f-3 TRANSACTIONS REPORT

April 1, 2003 through June 30, 2003
Affiliated Underwriter: Banc of America Securities, LLC

	Type of Security*				Principal/				% of
	(1), (2),	Date Offering			Shares		Price Paid	% of	Fund
Issuer	(3), (4)	Commenced	Purchase Date	Selling Broker**	Purchased	Price/Par	By Fund	Issue	Assets

Nations Separate Account Trust Portfolios
Nations Asset Allocation Portfolio
BHP Billiton Finance	1	04/14/03	04/14/03	Citigroup	4,000	$99.890	$3,996	0.00%	0.03%
Cox Enterprises Corporation	3	04/14/03	04/14/03	J.P. Morgan	3,000	$99.935	$2,998	0.00%	0.02%
Wal-Mart 4.55% 5/1/13	1	04/22/03	04/22/03	Lehman Brothers	8,000	$99.753	$7,980	0.00%	0.06%
Hartford Financial Services	1	05/19/03	05/19/03	Wachovia	3,000	$99.884	$2,997	0.00%	0.02%
Daimler Chrysler 3.375% 6/4/08	1	05/28/03	05/28/03	Deutche Bank	20,000	$99.657	$19,931	0.00%	0.13%
Rio Tinto Financial USA Ltd	1	06/12/03	06/12/03	J.P. Morgan	4,000	$99.978	$3,999	0.00%	0.03%
Electronic Data Systems	1	06/25/03	06/25/03	Citigroup	2,000	$98.434	$1,969	0.00%	0.01%

Nations High Yield Bond Portfolio
Vivendi Universal S. A	3	04/03/03	04/03/03	Goldman Sachs	140,000	$100.000	$140,000	0.01%	0.30%
Six Flags	3	04/09/03	04/09/03	Lehman Brothers	55,000	$100.000	$55,000	0.01%	0.12%
Equistar Chemicals, LP	3	04/14/03	04/14/03	Salomon Brothers	190,000	$100.000	$190,000	0.06%	0.40%
Owens-Illinois Group, Inc.	3	04/29/03	04/29/03	Deutche Bank	70,000	$100.000	$70,000	0.02%	0.14%
Vertis	3	05/22/03	05/22/03	Deutche Bank	130,000	$97.347	$126,551	0.05%	0.25%
Crum & Forster	3	05/29/03	05/29/03	J.P. Morgan	232,764	$96.000	$223,453	0.12%	0.44%
Tenneco Automotive Inc.	3	06/10/03	06/10/03	J.P. Morgan	35,000	$100.000	$35,000	0.01%	0.06%
American Color Graphics	3	06/19/03	06/19/03	Morgan Stanley	175,000	$100.000	$175,000	0.06%	0.32%

Nations Marsico 21st Century Portfolio
FormFactor, Inc.	1	06/11/03	06/11/03	Lehman Brothers	1,442	$14.000	$20,188	0.02%	0.28%
FormFactor, Inc.	1	06/11/03	06/11/03	Morgan Stanley	8,680	$14.000	$121,520	0.14%	1.70%
FormFactor, Inc.	1	06/11/03	06/11/03	Needham & Company,	2,898	$14.000	$40,572	0.05%	0.57%
FormFactor, Inc.	1	06/11/03	06/11/03	Thomas Weisel Partners	1,442	$14.000	$20,188	0.02%	0.28%

Nations Value Portfolio
Hartford Financial Services Group	1	05/19/03	05/19/03	Goldman Sachs	2,700	$45.500	$122,850	0.01%	0.47%

•	The following designations identify whether the securities are: (1) part of a Registered Offering; (2) part of an Eligible Foreign Offering; (3) part of an Eligible Rule 144A Offering; or (4) Eligible Municipal Securities, as such terms are defined in the Procedures for Investment Pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended.

••	The Selling Broker is not affiliated with the Affiliated Underwriter.

     The amount of securities of any class purchased by a Fund aggregated with purchases by any other investment company advised by the Adviser, and any purchases by another account with respect to which the Adviser has investment discretion if the Adviser exercised such investment discretion with respect to the purchase, shall not exceed (i) 25% of the principal amount of the offering of such class or (ii) if an Eligible Rule 144A offering, 25% of the total of the principal amount of the offering of such class sold to qualified institutional buyers plus the principal amount of the offering of such class in any concurrent public offering.

     The securities were offered in a firm commitment underwriting (unless a rights offering) and the securities purchased were of an issuer who had been in continuous operations for not less than three years, including predecessors (except for Eligible Municipal Securities).